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                                                                      EXHIBIT 99



             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

                                   April 1999



         From time to time, Genzyme Transgenics Corporation ("GTC" or the "Company"), through its management, may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. In addition, the Company wishes to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect the Company's financial or other performance and could cause the Company's actual results for future periods to differ materially from any opinions on statements expressed with respect to future periods or events in any current statement.

         The Company will not undertake and specifically declines any obligation to publicly release any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events which may cause management to re-evaluate such forward-looking statements.

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially form those projected in forward-looking statements of the Company made by or on behalf of the Company.

         HISTORY OF OPERATING LOSSES; NEED FOR ADDITIONAL FUNDS. GTC has had operating losses since its inception and expects such losses to continue for the next several years. For the period from its inception in 1993 to January 3, 1999, the Company incurred cumulative losses of approximately $48.4 million. GTC's losses have resulted principally from costs incurred in connection with research activities and from expenses in excess of revenues from the Company's contract research organization ("CRO") services. GTC's sources of revenues to date have consisted primarily of research and development contracts and CRO


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services. Such revenues to date have not been sufficient to generate profits.
The Company expects to continue to incur significant operating losses until such time as product sales and CRO service revenues are sufficient to fund its operations. No assurance can be given that the Company will become profitable.

         The Company currently believes that existing cash resources and available financing will be sufficient to meet its operating cash flow needs and capital requirements at least for the next year. The development of transgenic products by the Company will require the commitment of substantial resources to conduct costly and time-consuming research, preclinical testing and clinical trials necessary to bring such products to market. If GTC's businesses do not achieve profitable operations at or prior to the time such existing resources are exhausted, the Company will need to obtain additional financing, through public or private financings, including debt or equity financings, or through collaborative or other arrangements with corporate partners, as appropriate. Adequate funds for the Company's operations from such sources may not be available when needed or on terms acceptable to the Company. If additional financing cannot be obtained when needed or on acceptable terms, GTC could be forced to delay, scale back or eliminate certain of its research and development programs or to license to other parties rights to commercialize products or technologies that the Company would otherwise seek to develop internally as well as delaying or forgoing timely expansion, improvement or investment in the Company's contract research services.

         The foregoing forward-looking statements regarding the Company's expectations of the need for additional funds are subject to risks and uncertainties. The Company's cash requirements may vary materially from those now planned, depending upon the results of existing businesses, the terms of future collaborations, results of research and development, competitive and technological advances, regulatory requirements and other factors.

         EARLY STAGE OF TRANSGENIC TECHNOLOGY. Development of products based on transgenic technology is subject to a number of significant technological risks and the time period required for any such development is both lengthy and uncertain. Neither GTC nor, to GTC's knowledge, any other entity has completed human clinical trials of any protein produced in the milk of transgenic animals, and there can be no assurance that GTC will be able to do so successfully. There can be no assurance that any transgenically produced protein will be safe or effective. All of the proteins that GTC is developing will require significant additional research, development and testing and will require the expenditure of substantial additional capital prior to their commercialization. In addition, there can be no assurance that research and discoveries by others will not render GTC's technology obsolete or noncompetitive.

         NO ASSURANCE OF COMMERCIAL SUCCESS OF TRANSGENIC PRODUCTS. The successful commercialization of any transgenic protein product by the Company will depend on many factors, including the successful completion of clinical testing, the response of medical professionals to the data from clinical trials, the Company's ability to create or access a sales force able to market such transgenic products, the Company's ability to supply a sufficient amount of product to meet market demand, the degree to which third-party reimbursement for use of such product is available and the number and relative efficacy of competitive products that may subsequently enter the market, as well as, with respect to transgenic products designed to replace or supplement products currently being marketed, the relative cost-effectiveness of the

                              Exhibit 99 -- page 2

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transgenic products. There can be no assurance that the Company or its collaborative partners will be successful in efforts to develop and implement a commercialization strategy for any such products.

         GTC does not currently have a sales force to market any transgenic products it may develop. The Company anticipates that, for products it develops independently, it will enter into marketing arrangements with larger pharmaceutical or biotechnology companies which have established sales forces that are able to market such products. There can be no assurance that any marketing or distribution arrangements will be available on acceptable terms or that, in the alternative, GTC will be able to establish its own sales force successfully. Unforeseen delays in this process may have an adverse effect on the commercialization of any of the Company's products.

         Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. The successful commercialization of any products developed by the Company may depend on obtaining coverage and reimbursement for the use of these products from third-party payors.

         In addition, the successful commercialization of the Company's products will require that medical professionals become convinced of the efficacy of the products in treating a particular condition and incorporate such products as standard practice in relevant therapeutic protocols. There can be no assurance that any transgenic product developed by GTC will be accepted by the medical profession.

         GOVERNMENT REGULATION. Transgenic products will require approval by the U.S. Food and Drug Administration ("FDA") prior to marketing in the United States. In addition, the manufacturing and marketing of such products, and certain areas of research related to them, are subject to regulations by other U.S. governmental authorities including the United States Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). Comparable authorities are involved in other countries.

         In cases where the Company expects to obtain revenue from the sale of transgenic products, whether through direct sales, marketing relationships with others or royalty arrangements, the Company will incur the risk of such product failing to satisfy applicable regulatory requirements prior to marketing. The approval process involves two parts, governing first the approval of an individual pharmaceutical product as safe and effective and second the approval of the manufacturing process as complying with applicable FDA current good manufacturing practices regulations ("GMPs"). In 1995, the FDA and comparable European regulatory authorities issued guidelines regarding the production of therapeutic proteins in transgenic animals. While the FDA's guidelines, known as Points to Consider guidelines ("Points to Consider"), cover issues specific to transgenic production, the basic regulatory framework for FDA approval will also apply to transgenic therapeutic products submitted for approval. To GTC's knowledge, no protein produced in the milk of a transgenic animal has been submitted for regulatory approval in the United States or elsewhere.

         The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic pharmaceutical products through lengthy and detailed


                              Exhibit 99 -- page 3

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laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and can vary substantially based upon the type, complexity and novelty of the product. With respect to therapeutic products, the standard FDA approval process includes preclinical laboratory and animal testing, submission of an IND to the FDA, appropriate human clinical trials to establish safety and effectiveness and submission of either a Biologics License Application or a New Drug Application ("NDA") prior to market introduction. With respect to obtaining approval for the production facilities to be used in producing a therapeutic product, the Company expects to be subject to both the requirements for establishment license applications and the Points to Consider issued with respect to transgenic recombinant products.

         The effect of government regulation may be to delay marketing of the Company's products for a considerable or indefinite period of time, impose costly procedural requirements upon the Company's activities and may furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. There can be no assurance that the FDA or other regulatory approvals for any products developed by the Company will be granted on a timely basis or at all. Any delay in obtaining or any failure to obtain such approvals could adversely affect the Company's ability to generate revenue. Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its transgenic manufacturing processes would be subject to continual review and periodic inspection. There can be no assurance that the FDA will permit the marketing of any transgenic product for any particular indication, if at all.

         The Company's operations are also subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and waste, including but not limited to animal waste and waste water.

         DEPENDENCE OF TESTING SERVICES ON CURRENT GOVERNMENT REGULATORY REQUIREMENTS. The market for GTC's preclinical testing services is dependent upon the maintenance of strict standards for the conduct of laboratory and clinical tests and related procedures which are promulgated by governmental entities responsible for public health and welfare, including the FDA, and by regulatory authorities in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and routinely involves lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures. The Company offers the customers of its preclinical testing and development services the necessary expertise to comply with these complex regulations. If the regulatory structure were to change in a way which reduced the need for such services, the Company could be materially adversely affected.

         DEPENDENCE ON GENZYME. GTC has entered into a number of contractual agreements with Genzyme, including a research and development agreement pursuant to which Genzyme provides purification services to GTC for transgenically produced proteins (the "Genzyme R&D Agreement"), a lease of GTC's facility in Framingham, Massachusetts, and an agreement to provide funding for the development of AT-III (the "Genzyme Collaboration Agreement").


                              Exhibit 99 -- page 4

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         Under the Genzyme R&D Agreement, Genzyme is obligated to use commercially reasonable efforts to perform purification services for GTC. GTC does not currently have personnel capable of undertaking such purification services. Until such time, if ever, as GTC develops its own capabilities in this regard, there can be no assurance that Genzyme will be able to provide such services when and as required by GTC or that GTC would be able to obtain omparable services elsewhere.

         Under the Genzyme Collaboration Agreement, Genzyme has agreed to provide funding for transgenic AT-III development in exchange for co-marketing rights to AT-III in all territories other than Asia. The term of the agreement is perpetual, except that either party may terminate the agreement for certain material breaches, failure to make payments, and either upon the grant, or certain absences of a grant, by the FDA of a license to market an AT-III product. There can be no assurance, should the agreement terminate before completion of the development of an AT-III product, that Genzyme and GTC could reach an agreement to extend Genzyme's development funding, that the Company would be able to fund such program on its own or that the Company would be able to obtain such funding from a third party on acceptable terms, if at all.

         POTENTIAL CONFLICTS OF INTEREST WITH GENZYME. Genzyme is the largest single stockholder of GTC. Assuming exercise of currently exercisable warrants for 241,000 shares of Common Stock, Genzyme beneficially owns approximately 40% of the outstanding Common Stock of GTC.

         Genzyme's ownership interest gives it significant influence over any election of directors and any other action requiring approval by the holders of a majority of the Common Stock. Three members of GTC's Board of Directors also serve as directors and/or executive officers of Genzyme. The interests of Genzyme on the one hand and GTC on the other hand may, from time to time, differ.

         DEPENDENCE ON COLLABORATORS. The success of GTC's transgenic protein production business will depend, in large part, on GTC's ability to enter into arrangements with biotechnology and pharmaceutical companies for the transgenic production of proteins to which such companies have proprietary rights or to fund the development of transgenic proteins which are in the public domain or the subject of expiring patents. To date, the scope of these agreements has generally been limited to demonstrating the feasibility of transgenic production of targeted proteins in particular animal species.

         There can be no assurance that these feasibility studies will be successful or lead to agreements for the commercial production of any proteins. Depending upon the terms of any future collaborations, the Company's role in such collaborations may be limited to the production aspects of the proteins under development. As a result, GTC may also be dependent on collaborators for other aspects of the development, preclinical and clinical testing, regulatory approval and commercialization of any transgenic product.

         UNCERTAINTY REGARDING PATENTS AND PROPRIETARY TECHNOLOGY. GTC has relied upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position and to protect its proprietary

                              Exhibit 99 -- page 5

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technology. In part, these legal rights are protected by contracts with employees, consultants and business partners. There can be no assurance that trade secrets possessed by GTC will be maintained, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. There is no assurance that patent applications filed by GTC will result in patents being issued or that any patents issued to or licensed by GTC will be held valid. The Company may also be subject to claims that result in the revocation of patent rights previously licensed to GTC as a result of which the Company may be required to obtain licenses from others to continue to develop, test or commercialize its products. There can be no assurance that GTC will be able to obtain such licenses on acceptable terms, if at all. In addition, there may be pending or issued patents held by parties not affiliated with GTC that relate to the technology utilized by GTC. As a result, GTC may need to acquire licenses to, or contest the validity of, such patents or any other similar patents which may be issued. GTC could incur substantial costs in defending itself against challenges to patent or infringement claims made by third parties or in enforcing any patent rights of its own. The loss or exposure of trade secrets possessed by GTC could also adversely affect its business.

         RISK OF SERVICE OR PRODUCT LIABILITY. GTC's business exposes it to potential product and professional liability risks which are inherent in the testing, production, marketing and sale of human therapeutic products. While GTC has obtained product and professional liability insurance under an insurance policy arrangement with Genzyme and Genzyme's affiliates, there can be no assurance that such insurance will be sufficient to cover any claim. Uninsured product or service liability could have a material adverse effect on the financial results of GTC. In addition, there can be no assurance that any insurance will provide GTC with adequate protection against potential liabilities. Potential liability also may arise from the handling by GTC of clinical samples containing human blood and tissues, which may contain human pathogens; liability may also arise from handling animal blood and tissue which may contain zoonotic pathogens. Although such products are used only in the laboratory, inadvertent human contact may occur.

         RETENTION OF KEY PERSONNEL. Although GTC believes that the size and qualifications of its current staff are adequate for its current business, the Company must continue to attract and retain qualified scientific, technical, marketing and management personnel as its business expands. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that GTC will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel could have a material adverse effect on GTC's business.

         PUBLIC CONCERNS. Certain of GTC's activities involve animal testing and genetic engineering in animals. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and various other organizations and individuals have attempted to stop animal testing and genetic engineering activities by pressing for legislation and regulation in these areas. To the extent the activities of such groups are successful, GTC's business may be adversely affected.


                              Exhibit 99 -- page 6